Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S‑4 of our report dated August 12, 2026, relating to the consolidated financial statements of Quantum Space, LLC as of and for the years ended December 31, 2025 and 2024, which includes an explanatory paragraph relating to Quantum Space, LLC's ability to continue as a going concern, and is included in such Prospectus. We also consent to the reference to us under the caption “Experts" in such Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

October 22, 2026